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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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     (as permitted by Rule 14a-6(e)(2))
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[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                           Merrimac Industries, Inc.
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                (Name of Registrant as Specified In Its Charter)

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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                          Merrimac Industries, Inc.
                              41 Fairfield Place
                         West Caldwell, NJ 07006-6287


Mason N. Carter                                                 January 4, 2001
Chairman of the Board

                              IMPORTANT REMINDER

Dear Fellow Shareholder:

On December 19, 2000, we sent you important proxy materials relating to our Special Meeting of Shareholders to be held at the Company's offices at 41 Fairfield Place, West Caldwell, New Jersey on January 23, 2001 at 10:00 a.m. local time. Whether or not you plan to attend the meeting, please take the time to vote your shares today.

At the meeting, you are being asked to approve a proposal to reincorporate the Company from New Jersey to Delaware by merging the Company into a Delaware subsidiary to be named Merrimac Industries, Inc. when the merger becomes effective. After careful consideration and with the advice of the Company's counsel and investment bankers, your Board of Directors unanimously recommends that shareholders approve this proposal.

As a result of the reincorporation merger, the Company would have the authority to issue 21 million shares of capital stock, of which up to 1 million shares may be preferred stock. The Company is currently authorized to issue 5 million shares of common stock. The Board of Directors believes that, given the current size of the Company and its business, it would be appropriate and desirable that the Company have the greater financial flexibility afforded by this increase in authorized capital stock.

This proposal requires the approval of 80% of the outstanding shares entitled to vote at the meeting. A non-vote or an abstention will have the same effect as a vote AGAINST the proposal. Regardless of the number of shares you hold, every vote counts.

Please follow the enclosed instructions and vote by telephone or internet today! You may also return the enclosed voting instruction form in the envelope provided. Should you have any questions, please contact Mackenzie Partners, Inc., our proxy solicitor, at (800) 322-2885.

                                                        Very truly yours,


                                                        /s/ Mason N. Carter
                                                        ---------------------
                                                        Mason N. Carter
                                                        Chairman of the Board